Exhibit 99.1

For Immediate Release

Caliper Life Sciences Completes Previously Announced CRi Acquisition

HOPKINTON, Mass. & WOBURN, Mass, December 21, 2010 — Caliper Life Sciences, Inc. (NASDAQ: CALP), a leading provider of products and services for drug discovery research, announces that it has completed the acquisition of privately-held Cambridge Research & Instrumentation, Inc. (CRi) pursuant to the terms of the merger agreement previously announced on December 9, 2010.  Caliper paid approximately $20 million in consideration for all of CRi’s outstanding equity securities, which consisted of approximately $7.9 million in cash, approximately $1.8 million of assumed debt, and approximately 1.6 million shares of its common stock valued at approximately $10.3 million.

“We are excited to have completed this transaction which adds CRi’s proprietary multiplexed in vivo and tissue imaging technology to Caliper’s leading  portfolio of drug discovery, imaging and diagnostics solutions,” said Kevin Hrusovsky, President and CEO of Caliper Life Sciences.  “CRi’s products provide an entry point for Caliper to address the expanding billion-dollar tissue imaging and digital pathology clinical research market. In addition, CRi’s technologies enhance our toolkit of proprietary technologies for creating new product solutions to advance our vision to transform “sick care” to “health care” through next generation biomarker discovery, patient stratification studies and companion diagnostics for personalized medicine.  We are pleased to welcome CRi to the Caliper team.”

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently. Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results, enabling the translation of those results into cures for human disease. Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation and liquid handling, optical imaging technologies, and discovery and development outsourcing solutions. For more information please visit www.caliperLS.com.

About CRi, Inc.

Cambridge Research & Instrumentation (CRi) develops and markets optical imaging systems to advance biomedical research and molecular-based drug and diagnostic development. CRi’s patented systems enable researchers and clinicians to quantify multiple disease and drug response markers in intact tissue samples, at a cellular level or in living small animals. CRi’s products integrate a unique multispectral imaging technology with proprietary image analysis algorithms to achieve unparalleled accuracy and sensitivity, rapidly and cost-effectively. CRi’s award-winning systems include Nuance™ and TRIO™ for multispectral imaging on brightfield and fluorescence microscopes; inForm™ automated image analysis software; Vectra™ for high-throughput slide imaging and analysis; and Maestro™ for in-vivo optical imaging.  Learn more at www.cri-inc.com.

Caliper is a trademark of Caliper Life Sciences, Inc. CRi, Nuance, TRIO, inForm, Vectra, and Maestro are trademarks of Cambridge Research & Instrument.

Investor Contact:

Peter McAree

Caliper Life Sciences

774.278.2215

Media Contact:

Benjamin Navon/Kristin Villiotte

Schwartz Communications

781.684.0770

caliper@schwartz-pr.com

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